Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

October 4, 2010

Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Otelco Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of (i) shares of Class A common stock of the Company, par value $0.01 per share (the “Shares”), (ii) senior subordinated notes due 2019 of the Company (the “Notes”), (iii) income deposit securities of the Company (the “IDSs”), each representing one Share and a 13% Note with a $7.50 principal amount, and (iv) guarantees to be issued by the Guarantors with respect to the Notes (the “Guarantees” and, together with the IDSs, the Shares and the Notes, the “Securities”).  The Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of December 21, 2004, among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of July 3, 2006, a Second Supplemental Indenture, dated as of July 5, 2007, a Third Supplemental Indenture, dated as of October 31, 2008, and a Fourth Supplemental Indenture, dated as of June 8, 2010 (as so supplemented, the “Indenture”), and to be further supplemented by one or more supplemental indentures to the Indenture (each, a “Supplemental Indenture”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions set forth below, we have relied upon certificates of officers of the Company, the Guarantors and public officials.

Otelco Inc.
October 4, 2010

Based on the foregoing, we are of the opinion that:

1.           Upon (a) adoption by the board of directors of the Company (the “Company Board”) or a duly constituted and empowered committee thereof (a “Committee”) of resolutions in sufficient form and content under the Delaware General Corporation Law (the “DGCL”), as then in effect, and the Company’s Certificate of Incorporation and Bylaws, as then in effect, to authorize a particular issuance of Shares, (b) payment for and delivery of such Shares in the manner contemplated by such resolutions, the Registration Statement, the prospectus included therein (the “Prospectus”), and the related prospectus supplement(s) (each, a “Prospectus Supplement”) and (c) the countersigning of the certificate or certificates representing such Shares by a duly authorized signatory of the registrar of the Shares, such Shares will be legally issued, fully paid and non-assessable.

2.           Upon (a) adoption by the Company Board or a Committee of resolutions in sufficient form and content under the DGCL, as then in effect, and the Company’s Certificate of Incorporation and Bylaws, as then in effect, to authorize a particular issuance of Notes, (b) payment for and delivery of such Notes in the manner contemplated by such resolutions, the Registration Statement, the Prospectus and the related Prospectus Supplement and in accordance with the Indenture, as supplemented by all applicable Supplemental Indentures, and (c) the execution and authentication of the Notes by the Trustee in accordance with the Indenture, as supplemented by all applicable Supplemental Indentures, such Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”).

3.           When all actions described in paragraphs 1 and 2 have been taken with respect to the Shares and the Notes represented by the IDSs, upon (a) adoption by the Company Board or a Committee of resolutions in sufficient form and content under the DGCL, as then in effect, and the Company’s Certificate of Incorporation and Bylaws, as then in effect, to authorize a particular issuance of IDSs and (b) payment for and delivery of such IDSs in the manner contemplated by such resolutions, the Registration Statement, the Prospectus and the related Prospectus Supplement, such IDSs will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

4.           Upon (a) adoption by the board of directors or managers, as applicable, of each of the Guarantors or a duly constituted and empowered committee thereof of resolutions in sufficient form and content under the relevant laws of the jurisdiction in which such Guarantor is incorporated or formed, as applicable, as then in effect, and such Guarantor’s Certificate of Incorporation, Articles of Incorporation, Articles of Organization or Certificate of Formation, as applicable, and Bylaws or Operating Agreement, as applicable, as then in effect, to authorize a particular issuance of Guarantees, (b) payment for and delivery of the Notes in accordance with

Otelco Inc.
October 4, 2010

the Indenture, as supplemented by all applicable Supplemental Indentures, and (c) the execution and authentication of the Notes by the Trustee in accordance with the Indenture, as supplemented by all applicable Supplemental Indentures, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to the Enforceability Exceptions.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)
In rendering our opinions set forth above, we have assumed that, at the time of a particular issuance of Securities, (i) the resolutions referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement or any required post-effective amendment thereto, (iii) the Registration Statement, the Prospectus and any and all Prospectus Supplements required by applicable law have all become effective under the Securities Act and will be effective at such time, (iv) the Securities will be issued and sold with such terms and in such manner as is described in the Registration Statement (as the same may be amended), the Prospectus (as the same may be amended) and any related Prospectus Supplement and in compliance with the Securities Act, the rules and regulations thereunder, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the rules and regulations thereunder and any applicable state securities laws, all as then in effect, (v) with respect to issuances of Notes and Guarantees, the Indenture, as supplemented by all applicable Supplemental Indentures, will be qualified under the Trust Indenture Act, (vi) none of the particular terms of the Securities will violate any applicable law, (vii) neither the issuance and sale of the IDSs, the Shares or the Notes nor the compliance by the Company with the terms thereof will result in a violation of the Certificate of Incorporation or Bylaws of the Company, as then in effect, any agreement or instrument then binding upon the Company or any order then in effect of any court or governmental body having jurisdiction over the Company, (viii) neither the issuance and sale of the Guarantees nor the compliance by each of the Guarantors with the terms thereof will result in a violation of the Certificate of Incorporation, Articles of Incorporation, Articles of Organization or Certificate of Formation, as applicable, or Bylaws or Operating Agreement, as applicable, of such Guarantor, as then in effect, any agreement or instrument then binding upon such Guarantor or any order then in effect of any court or governmental body having jurisdiction over such Guarantor and, (ix) with respect to issuances of Shares, the Company has a sufficient number of Shares authorized under its Certificate of Incorporation, as then in effect.

(b)
We express no opinion as to the enforceability of (i) any indemnification and contribution rights, which may be limited by applicable law, (ii) broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law, (iii) waivers of any statutory or

Otelco Inc.
October 4, 2010

constitutional rights or remedies, (iv) provisions providing that waivers or consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind, (v) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party, (vi) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination and (vii) terms purporting to establish evidentiary standards.

(c)
We express no opinion as to the validity, binding effect or enforceability of any provision related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York.

Our opinions expressed above are limited to the laws of the States of Delaware and New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

SK/JBA

SCHEDULE I

Guarantors

Name	Jurisdiction
Blountsville Telephone Company, Inc.	Alabama
Brindlee Mountain Telephone Company	Alabama
Communications Design Acquisition Corporation	Delaware
CRC Communications of Maine, Inc.	Delaware
Hopper Telecommunications Company, Inc.	Alabama
Imagination, Inc.	Missouri
Mid-Maine TelPlus	Maine
Mid-Missouri Holding Corp.	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Saco River Telegraph and Telephone Company	Delaware
The Granby Telephone & Telegraph Co. of Mass.	Massachusetts
The Pine Tree Telephone and Telegraph Company	Maine